THIRD AMENDMENT TO ASSIGNMENT AGREEMENT

This Third Amendment to Assignment Agreement (this “Agreement”) is made and entered into as of July 25, 2011 (the “Effective Date”) by and among Searchlight Minerals Corp., a Nevada corporation (“Searchlight”), and Nanominerals Corp., a Nevada corporation (“Nano”).

WHEREAS, Searchlight and Nano entered into an Assignment Agreement, dated June 1, 2005, as amended on August 31, 2005 and October 24, 2005 (the “Assignment”), pursuant to which Searchlight has an obligation to pay Nano a royalty consisting of 2.5% of the “Net Smelter Returns,” as such term is defined in the Assignment, from Searchlight’s Clarkdale Slag Project;

WHEREAS, Nano has been paid as a consultant of Searchlight since 2005 to December 31, 2010 and has been paid an aggregate total of $1,320,000.00 in consulting fees (excluding expense reimbursements) from the inception of the consulting arrangement through the Effective Date (the “Prior Consulting Fees”); and

WHEREAS, the parties desire to amend the Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Searchlight agrees effective January 1, 2011 to pay advance royalties (the “Advance Royalties”) to Nano of $15,000 per month (the “Minimum Royalty Amount”).  Nano acknowledges receipt of the Minimum Royalty Amount in respect of the months of January through June 30, 2011 (total $90,000 to the date of this Agreement).  The Minimum Royalty Amount shall continue to be paid to Nano in every month where the amount of royalties otherwise payable under the Assignment is less than the Minimum Royalty Amount.  The Advance Royalties shall be considered a prepayment of and credited against future royalty payments under the Assignment in excess of the Minimum Royalty Amount.

2.           The Prior Consulting Fees shall be deemed to be prepayments of and shall be offset, at the rate of 50% (fifty percent) of the aggregate amount of Prior Consulting Fees heretofore paid to Nano, against the first dollars or first payments of any future royalty in excess of the Minimum Royalty Amount that may become payable to Nano under the Assignment.

3.           This Agreement is incorporated in and supersedes the terms of the Assignment only with regard to the terms addressed herein.  All other terms and provisions of the Assignment remain in full force and effect.  This Agreement may be executed in one or more counterparts, including by fax or by e-mail, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“Searchlight” Searchlight Minerals Corp., a Nevada corporation By: /s/ Martin B. Oring Name: Martin B. Oring Title: President	“Nano” Nanominerals Corp., a Nevada corporation By: /s/ Charles A. Ager Name: Charles A. Ager Title: President